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EXHIBIT 2.3

Certificate of Amendment of Articles of Incorporation
of Zenith International, Inc. Changing Corporation Name
to "Cresset Precious Metals, Inc."

3323CD
 FILED # C2 209-97
NOV 2 8 2001

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION

ZENITH INTERNATIONAL, INC.

        The undersigned, BIROL NADIR and TAMER MUFTIZADE do hereby certify as follows:

        1.    We are the President and Secretary of ZENITH INTERNATIONAL, INC., a Nevada corporation.

        2.    The original Articles of Incorporation were filed on November 12, 1997 and Certificates of Amendment of Articles of Incorporation were filed with the Secretary of State of Nevada on November 21, 1997 and April 1, 1999.

        3.    That the Board of Directors of said corporation via an Action By Unanimous Written Consent of Board of Directors effective as of November 9, 2001, adopted a resolution to amend the Articles of Incorporation of the corporation as follows:

          ARTICLE FIRST is hereby amended to read as follows:

            FIRST: The name of the corporation is:

    CRESSET PRECIOUS METALS, INC.

        4.    The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 7,000,000, that said amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

DATED: November 27, 2001	/s/ BIROL NADIR President
DATED: November 27, 2001	/s/ TAMER MUFTIZADE

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EXHIBIT 2.3 Certificate of Amendment of Articles of Incorporation of Zenith International, Inc. Changing Corporation Name to "Cresset Precious Metals, Inc."